Exhibit 4.8

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Number R-2	$250,000,000

CUSIP 61166W AQ4

4.700% Senior Note due 2064

Rate of Interest	Maturity Date	Original Issue Date
4.700%	July 15, 2064	July 1, 2014

MONSANTO COMPANY, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS on the Maturity Date shown above, and to pay interest thereon from July 1, 2014 or from the most recent Interest Payment Date (which term, as well as all other capitalized terms used herein, shall have the meanings assigned in such Indenture unless otherwise indicated) to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year, commencing January 15, 2015, at the rate of 4.700% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such payment, which shall be January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register, provided that such Person shall have given the Trustee written wire instructions at least five Business Days prior to the applicable Interest Payment Date. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of July 1, 2014 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated above, initially limited in aggregate principal amount to $750,000,000.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to above by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

DATED: July 1, 2014

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A., as Trustee

BY

      Authorized Signatory

MONSANTO COMPANY By Vice President and Treasurer ATTEST: Assistant Secretary

[REVERSE OF NOTE]

MONSANTO COMPANY

4.700% Senior Note due 2064

The Notes will be subject to redemption as follows:

Optional Redemption

(i) At any time prior to January 15, 2064, the Notes will be redeemable, in whole or in part, at the option of the Company at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of any payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points;

In each case, the Company will pay accrued and unpaid interest, if any, on the principal amount being redeemed to but excluding the Redemption Date;

At any time on or after January 15, 2064 the Notes will be redeemable as a whole or in part, at the Company’s option on the Redemption Date, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to but excluding the Redemption Date;

(ii) “Comparable Treasury Issue” means, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes;

(iii) “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations;

(iv) “Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

(v) “Reference Treasury Dealer” means (a) Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (or their respective affiliates which are Primary Treasury Dealers (as defined below)) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (b) two other Primary Treasury Dealers selected by the Company.

(vi) “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that Redemption Date;

(vii) “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders as of the close of business on the relevant record date according to the Notes and the Indenture.

Tax Event Redemption

(i) If a Tax Event occurs, the Company shall have the right to redeem the Securities of this series, in whole, but not in part, at the Company’s option at any time within 90 days following the occurrence of such Tax Event, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date.

(ii) “Tax Event” means that the Company shall have received an opinion of nationally recognized independent tax counsel that, as a result of: (a) any amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, by any court, governmental agency or regulatory authority (any of the foregoing, an “Administrative or Judicial Action”); (c) any amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or (d) a threatened challenge asserted in connection with an audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, in each case, occurring or becoming publicly-known on or after July 1, 2014, there is more than an insubstantial increase in the risk that interest payable by the Company on the Securities of this series is not, or within 90 days will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

Offer to Redeem Upon Change of Control Triggering Event:

(i) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as described under “Optional Redemption” above, each Holder will have the right to require the Company to purchase all or a portion of such Holder’s Notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders to receive interest due on the scheduled Interest Payment Dates.

(ii) Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at the Company’s option, prior thereto but after the public announcement of the pending Change of Control, the Company will send, by first class mail, a notice to each Holder setting forth the Company’s offer to purchase the Notes, specifying the purchase date, which will be no earlier than 30 days nor later than 60 days from the date the notice is mailed, unless otherwise required by law. If mailed prior to the date of the Change of Control, the notice will state that the offer is subject to completion of the Change of Control. Holders electing to sell their Notes will be required to surrender their Notes in accordance with the offer, to the Paying Agent at the address to be specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer, prior to the close of business on the third Business Day prior to the payment date.

(iii) The Company will not be required to make a Change of Control offer if a third party makes such an offer in the manner and at the times set forth above and otherwise in compliance with the requirements set forth above, and such third party purchases all Notes of such series properly tendered and not withdrawn under its offer.

(iv) “Change of Control” means any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries to any “person” (as that term is used in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(b) any transaction (including any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting power of the Company’s outstanding shares;

(c) the Company consolidates with, or merges with or into, any entity, or any entity consolidates with or merges with or into the Company, unless following the transaction the Company’s shareholders prior to the transaction own a majority of the voting power of the outstanding shares of the surviving entity;

(d) the first day on which the majority of the members of the Company’s board of directors cease to be continuing directors, which are (i) persons who are directors at the date of issuance of the Notes or (ii) persons nominated or elected with the approval of a majority of continuing directors; or

(e) the adoption of a plan for the Company’s liquidation or dissolution.

(v) “Change of Control Triggering Event” means that the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period starting 60 days prior to the Company’s first public announcement of any Change of Control and ending 60 days following consummation of the Change of Control (subject to extension so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change, other than an announcement with positive implications), and the applicable Rating Agencies confirm that any reduction in ratings is attributable to the Change of Control. However, no Change of Control Triggering Event will be deemed to have occurred unless and until the Change of Control has been consummated.

(vi) “Fitch” means Fitch Ratings Inc. and its successors.

(vii) “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

(viii) “Moody’s” means Moody’s Investors Service, Inc. and its successors.

(ix) “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

(x) “Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency.

The Securities of this series do not have the benefit of any sinking fund obligations.

In the event of redemption of this Note in part only, a new Note or Security of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note and/or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

If at any time the Depositary for this Note notifies the Company that it is unwilling or unable to continue as Depositary for this Note or if at any time the Depositary shall no longer be eligible under the Indenture with respect to this Note, and if a successor Depositary eligible under the Indenture for this Note is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company’s election that the Notes of this issue be represented by a Book-Entry Security shall no longer be effective with respect to this Note, and the Company shall execute, and the Trustee upon receipt of a Company Order for the authentication and delivery of definitive Securities shall authenticate and deliver, Securities in definitive form in an aggregate principal amount equal to the principal amount of this Note in exchange for this Note. The Company may at any time and in its sole discretion determine that the Securities of this series shall no longer be represented by Book-Entry Securities. In such event the Company shall execute, and the Trustee, upon receipt of a Company Order, shall authenticate and deliver, Securities of this series in definitive form and in an aggregate principal amount equal to the principal amount of the Book-Entry Security or Securities representing this series in exchange for such Book-Entry Security or Securities.

No Holder of any Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless: (1) the Trustee shall have received written notice from such Holder of a continuing Event of Default in respect of such Securities; (2) the Trustee shall have received a written request from the Holders of not less than 25% in principal amount of the Outstanding Securities of the series in respect of which the Event of Default has occurred to institute proceedings in respect of such Event of Default in its own name as trustee under the Indenture; (3) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (5) no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the Holders of a majority in principal amount of the Outstanding Securities of such series.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

No recourse shall be had for the payment of the principal of (or premium, if any) or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer, director or employee, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 308 of the Indenture), whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note shall be governed by and construed in accordance with the laws of the State of New York.